As filed with the Securities and Exchange Commission on June 6, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
FIFTH THIRD BANCORP
(Exact name of Registrant as specified in its charter)

Ohio	6711	31-0854434
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Fifth Third Center, Cincinnati, Ohio 45263
(513) 579-5300
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Paul L. Reynolds, Esq.
Fifth Third Bancorp
38 Fountain Square Plaza
Cincinnati, Ohio 45263
(513) 579-5300
(513) 534-6757 (Fax)
(Name, address, including zip code and telephone
number, including area code, of agent for service)

Copies of Communications to:

Richard G. Schmalzl, Esq.	Stephen J. Antal, Esq.	Richard W. Viola, Esq.
Shaun B. Patsy, Esq.	First Charter Corporation	McGuireWoods LLP
Graydon Head & Ritchey LLP	10200 David Taylor Drive	201 North Tryon Street
1900 Fifth Third Center	Charlotte, North Carolina 28262-2373	P.O. Box 31247 (28231)
511 Walnut Street	(704) 688-4300	Charlotte, North Carolina 28202
Cincinnati, Ohio 45202	(704) 688-2282 (Fax)	(704) 343-2149
(513) 621-6464		(704) 343-2300 (Fax)
(513) 651-3836 (Fax)
     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and upon completion of the merger described in the proxy statement/prospectus.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☑ 333-147192
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the registration statement number of the earlier effective registration statement for the same offering. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of each class		Proposed maximum	Proposed maximum
of securities to be	Amount to be	offering price per	aggregate offering	Amount of
registered	registered(1)	unit	price	registration fee
Common Stock, no par value	13,000,000 Shares	N/A (2)	$752,449,586.00 (2)	$23,100.21	(3)

(1)	The number of shares to be registered hereunder is intended to represent the maximum number of additional shares of common stock, no par value (“Common Stock”) of Fifth Third Bancorp (“Fifth Third”) that may be issued to shareholders of First Charter Corporation (“First Charter”) pursuant to the proposed merger of First Charter with and into Fifth Third Financial Corporation, a wholly-owned subsidiary of Fifth Third. Fifth Third has previously registered 35,000,000 shares of its Common Stock pursuant to the Registration Statement on Amendment No. 1 to Form S-4 filed on November 29, 2007, (Registration No. 333-147192) and paid all registration fees associated therewith.

(2)	Estimated in connection with the initial filing of the Registration Statement on Form S-4 (Registration Statement No. 333-147192) on November 7, 2007 solely for the purpose of computing the registration fee, and calculated pursuant to Rule 457(f) of the General Rules and Regulations under the Securities Act of 1933 (the “Securities Act”). Pursuant to Rule 457(c), (f)(1) and (f)(3) under the Securities Act, based on the aggregate market value on November 5, 2007 of the 35,920,000 shares of First Charter expected to be exchanged in connection with the merger, the proposed maximum aggregate offering price is $752,449,586.00, which was determined by taking (i) the product of the average of the high and low prices of First Charter common stock expected to be exchanged in connection with the merger, including shares issuable upon exercise of outstanding options or other securities to acquire First Charter common stock, less (ii) the amount of cash expected to be paid by Fifth Third in exchange for shares of First Charter common stock.

(3)	Previously paid upon the initial filing of the Registration Statement on Form S-4 (Registration Statement No. 333-147192) on November 7, 2007.

EXPLANATORY NOTE
INCORPORATION OF DOCUMENTS BY REFERENCE
SIGNATURES
Index to Exhibits
EX-5.1 OPINION OF COUNSEL
EX-23.1 CONSENT OF DELOITTE & TOUCHE LLP
EX-23.2 CONSENT OF KPMG LLP
EX-23.3 CONSENT OF KEEFE, BRUYETTE & WOODS, INC.
EX-23.5 CONSENT OF ALSTON & BIRD LLP
EX-23.6 CONSENT OF MCGUIREWOODS LLP

EXPLANATORY NOTE
     This Registration Statement is being filed with the Securities and Exchange Commission pursuant to General Instruction K of Form S-4 and Rule 462(b) of the Securities Act of 1933, as amended, for the sole purpose of registering an additional 13,000,000 shares of the Registrant’s common stock, no par value per share (the “Common Stock”), for issuance in connection with the merger of First Charter Corporation (“First Charter”) with and into Fifth Third Financial Corporation (“Fifth Third Financial”), a wholly-owned subsidiary of the Registrant. The Registrant previously registered 35,000,000 shares of Common Stock by means of a currently effective Registration Statement on Amendment No. 1 to Form S-4 (Registration No. 333-147192). The number of shares originally registered represented the maximum number of shares of the Registrant’s Common Stock estimated to be issuable upon the completion of the merger, based on the number of shares of First Charter common stock outstanding, or reserved for issuance under various plans, immediately prior to the merger and the exchange of shares of First Charter for the Registrant’s Common Stock pursuant to the formula set forth in the Amended and Restated Agreement and Plan of Merger, dated September 14, 2007, by and among First Charter, the Registrant and Fifth Third Financial. The number of shares of the Registrant’s Common Stock issuable upon the time of the merger is now estimated to be higher than originally anticipated due to the fact that the conversion ratio for the number of the Registrant’s shares to be exchanged for First Charter shares has increased substantially since the initial filing of the Registration Statement on Form S-4. The aggregate value of the Registrant’s shares to be exchanged in the merger has not changed. Thus, the Registrant is registering an additional 13,000,000 shares.
INCORPORATION OF DOCUMENTS BY REFERENCE
     This Registration Statement incorporates by reference the contents of our Registration Statement on Form S-4, Registration No. 333-147192, including all amendments, supplements and exhibits thereto and all information incorporated by reference therein. Additional opinions and consents required to be filed with this Registration Statement are listed on the Index to Exhibits attached to and filed with this Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on June 5, 2008.

FIFTH THIRD BANCORP
By:	/s/ KEVIN T. KABAT
Kevin T. Kabat
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Principal Executive Officer:

/s/ KEVIN T. KABAT Kevin T. Kabat	Date: June 5, 2008
President and Chief Executive Officer

Principal Financial Officer:

/s/ DANIEL T. POSTON Daniel T. Poston	Date: June 5, 2008
Chief Financial Officer and Executive Vice President

Principal Accounting Officer:

/s/ MARK D. HAZEL Mark D. Hazel	Date: June 5, 2008
Controller and Vice President

Directors of the Company:

/s/ DARRYL F. ALLEN* Darryl F. Allen	Date: June 5, 2008

/s/ JOHN F. BARRETT* John F. Barrett	Date: June 5, 2008

/s/ ULYSSES L. BRIDGEMAN, JR.* Ulysses L. Bridgeman, Jr.	Date: June 5, 2008

/s/ JAMES P. HACKETT* James P. Hackett	Date: June 5, 2008

/s/ GARY R. HEMINGER* Gary R. Heminger	Date: June 5, 2008

/s/ ALLEN M. HILL* Allen M. Hill	Date: June 5, 2008

/s/ KEVIN T. KABAT Kevin T. Kabat	Date: June 5, 2008

/s/ ROBERT L. KOCH, II* Robert L. Koch, II	Date: June 5, 2008

/s/ MITCHEL D. LIVINGSTON, Ph.D.* Mitchel D. Livingston, Ph.D.	Date: June 5, 2008

/s/ HENDRIK G. MEIJER* Hendrik G. Meijer	Date: June 5, 2008

/s/ JAMES E. ROGERS* James E. Rogers	Date: June 5, 2008

/s/ GEORGE A. SCHAEFER, JR.* George A. Schaefer, Jr.	Date: June 5, 2008

/s/ JOHN J. SCHIFF, JR.* John J. Schiff, Jr.	Date: June 5, 2008

/s/ DUDLEY S. TAFT* Dudley S. Taft	Date: June 5, 2008

/s/ THOMAS W. TRAYLOR* Thomas W. Traylor	Date: June 5, 2008

/s/ KEVIN T. KABAT

*	Kevin T. Kabat as attorney-in-fact pursuant to a power of attorney already filed.

Index to Exhibits

Document	Exhibit	Reference

Opinion of counsel employed by Fifth Third Bancorp	5.1
as to the legality of the securities being issued

Consent of Deloitte & Touche LLP	23.1

Consent of KPMG LLP	23.2

Consent of Keefe, Bruyette & Woods, Inc.	23.3

Consent of counsel employed by Fifth Third Bancorp	23.4	Included in Exhibit 5.1

Consent of Alston & Bird LLP	23.5

Consent of McGuireWoods LLP	23.6

A power of attorney where various individuals authorize	24.1	Previously filed
the signing of their names to any and all amendments to this Registration Statement and other documents submitted in connection herewith

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